                                                                     Exhibit 21


                         SUBSIDIARIES OF THE REGISTRANT





                                                   Percent    Jurisdiction of
                                                     of       Incorporation
        Parent                Subsidiary           Ownership  or Organization
   --------------------  ------------------------  ---------  ---------------
   CitFed Bancorp, Inc.  Citizens Federal Bank,     100%        Federal
                          F.S.B.

   Citizens Federal      CitFed Mortgage            100         Ohio
    Bank, F.S.B.          Corporation of America

   Citizens Federal      C.F. Property Management   100         Ohio
    Bank, F.S.B.          Company

   Citizens Federal      Dayton Financial           100         Ohio
    Bank, F.S.B.          Services Corp.

   Citizens Federal      Community Development      33.3        Ohio
    Bank, F.S.B.           Corporation